EXHIBIT 10.1
Tier II CIC Agreement

CHANGE IN CONTROL AGREEMENT
BETWEEN

AND
ADAMS RESPIRATORY THERAPEUTICS, INC.

CHANGE IN CONTROL AGREEMENT

1.	Certain Definitions	1
2.	Change in Control	2
3.	Termination of Employment	3
	(a) Death or Disability	3
	(b) Cause	4
	(c) Good Reason	4
	(d) Notice of Termination	5
	(e) Date of Termination	6
4.	Obligations of the Company upon Termination	6
	(a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability	6
	(b) Death or Disability	7
	(c) Cause; Other than Good Reason	7
	(d) Expiration of Protection Period	7
5.	Non-exclusivity of Rights	8
6.	Full Settlement; No Mitigation	8
7.	Enforcement	8
8.	Certain Additional Payments by the Company	9
9.	Restrictions on Conduct of Executive	12
	(a) General	12
	(b) Definitions	12
	(c) Restrictive Covenants	14
	(d) Enforcement of Restrictive Covenants	15
10.	Successors	16
11.	Code Section 409A	16
12.	Miscellaneous	17
	(a) Governing Law	17
	(b) Captions	17
	(c) Amendments	17
	(d) Notices	17

(e) Severability	18
(f) Withholding	18
(g) Waivers	18
(h) Status Before and After Change in Control Date	18

-ii-

CHANGE IN CONTROL AGREEMENT
     AGREEMENT by and between Adams Respiratory Therapeutics, Inc., a Delaware corporation (the “Company”), and ___ (“Executive”), dated as of the ___ day of ___, 2007.
     The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, to encourage Executive to view the impact of a pending or threatened Change in Control with the highest degree of objectivity and independence, and to provide Executive with compensation and benefits arrangements upon a Change in Control that are reasonably competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Certain Definitions.
          (a) The “Agreement Term” shall mean the period commencing on the date hereof and ending on the second anniversary of the date hereof; provided, however, that commencing on the second anniversary of the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Agreement Term shall be automatically extended so as to terminate one year from such Renewal Date, unless at least one year prior to the Renewal Date the Company shall give notice to Executive that the Agreement Term shall not be so extended. Notwithstanding the foregoing, the Agreement Term shall not extend beyond the Protection Period (as defined in Section 1(c)).
          (b) The “Change in Control Date” shall mean the first date during the Agreement Term (as defined in Section l(a)) on which a Change in Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if Executive’s employment with the Company is terminated within 12 months prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

          (c) The “Protection Period” shall mean the period commencing on the Change in Control Date and ending on the second anniversary of the Change in Control Date.
     2. Change in Control For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:
     (a) if during any period of 24 months, individuals who, at the beginning of such period, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director during such period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “Person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or
     (b) any Person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of either (A) 40% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (b), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (a “Subsidiary”), (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (c) below); or
     (c) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition represents more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no Person (other than (x) the Company or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any executive benefit plan (or related trust) sponsored or maintained by any of the foregoing is the beneficial owner, directly or indirectly, of 40% or more of the total common stock or 40% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or
     (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     3. Termination of Employment.
          (a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Protection Period. If the Company determines in good faith that the Disability of Executive has occurred during the Protection Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of Executive, as determined by the Board, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental impairment that has lasted (or can reasonably be expected to last) for a period of 12 consecutive months. At the request of Executive or his personal representative, the Board’s determination that the Disability of Executive has occurred shall be certified by a physician mutually agreed upon by Executive, or his personal representative, and the Company. Failing such independent certification (if so requested by Executive), Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of his Disability.
          (b) Cause. The Company may terminate Executive’s employment during the Protection Period for Cause. For purposes of this Agreement, “Cause” shall mean:
               (i) the willful and continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, or following Executive’s delivery of notice of termination for Good Reason, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties, or
               (ii) willful misconduct or gross negligence by Executive in his office with the Company that is demonstrably likely to lead to material injury to the Company, as determined by the Board acting reasonably and in good faith; or
               (iii) Executive’s willful disregard or violation of published Company policies and procedures or codes of ethics that is demonstrably likely to lead to material injury to the Company, as determined by the Board acting reasonably and in good faith, or
               (iv) the conviction of Executive of, or plea of guilty or nolo contendere by Executive to, a felony or other crime involving moral turpitude.
          The termination of employment of Executive shall not be deemed to be for Cause under clause (i) or (ii) above unless the Board shall have delivered to Executive notice setting forth with specificity (A) the conduct deemed to qualify as “Cause”, (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than 30 days) within which Executive may take such remedial action, and Executive shall not have taken such specified remedial action within the specified time.
          (c) Good Reason. Executive’s employment may be terminated by Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
               (i) the assignment to Executive of any duties inconsistent in materially adverse respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to the Change in Control Date, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; or
               (ii) a material reduction by the Company in Executive’s Annual Base Salary as in effect immediately prior to Change in Control Date, as the same may be increased from time to time, other than an across-the-board reduction of not more than 10% applicable to all senior executive officers of the Company; or
               (iii) a material reduction by the Company in Executive’s Target Annual Bonus opportunity as in effect immediately prior to the Change in Control Date, as the same may be increased from time to time, other than an across-the-board reduction applicable to all senior executive officers of the Company; or
               (iv) a material reduction in Executive’s benefits, in the aggregate (in terms of benefit levels) from those provided to Executive under any employee benefit plan, program and practice in which Executive was participating at any time within 120 days preceding the Change in Control Date or at any time thereafter; or
               (iv) the Company’s requiring Executive to be based at any office or location other than the location where Executive was employed immediately preceding the Change in Control Date or any office or location that is less than 50 miles from such location or does not increase Executive’s commute from Executive’s principal residence by more than 50 miles; or
               (v) any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.
          A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company, not later than 90 days after the initial occurrence of an event deemed to give rise to a right to terminate for Good Reason, written notice setting forth with specificity the occurrence of such event, and there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive.
          (d) Notice of Termination. Any termination by the Company or Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(d) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.
          (e) Date of Termination. “Date of Termination” means (i) in the case of a termination for Cause or resignation for Good Reason, the expiration of any applicable cure period, as the case may be, (ii) in the case of Executive’s death or termination by reason of Disability, the date of death of Executive or the Disability Effective Date, as the case may be, and (iii) in any other case, the date of the receipt of the Notice of Termination or any later date specified therein, not to exceed 60 days after the delivery of such Notice of Termination.
     4. Obligations of the Company upon Termination.
          (a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. If, during the Protection Period, the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason, then and, with respect to the payments and benefits described in clauses (i) and (ii) below, only if Executive executes a release in substantially the form of Exhibit A hereto:
               (i) the Company shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination (or such later date as may be required by Section 11 of this Agreement) the aggregate of the following amounts:
                    A. the sum of (1) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) Executive’s target annual incentive bonus for the year in which the Date of Termination occurs (“Target Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (3) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”); and
                    B. a severance payment equal to the sum of (1) Executive’s Annual Base Salary and (2) the average annual incentive bonus received by Executive in the two years preceding the year in which the Date of Termination occurs or, if Executive was not eligible for an annual bonus for such full two-year period, the Target Annual Bonus (the “Severance Payment”); and
               (ii) subject to Section 11 hereof, if Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then during the period that Executive is entitled to such coverage under COBRA (the “Coverage Period”), the Company shall pay the excess of (i) the COBRA cost of such coverage over (ii) the amount that Executive would have had to pay for such coverage if he had remained employed during the Coverage Period and paid the active employee rate for such coverage, provided, however, that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Company’s obligation to pay the cost of health coverage as described herein shall cease, except as otherwise provided by law, and provided, further, that the cost so paid on behalf of Executive by the Company will be deemed taxable income to Executive to the extent required by law; and
               (iii) subject to Section 11 hereof, to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, including without limitation applicable retirement benefits, in each case in accordance with the terms of such other plan, program, policy or practice or contract or agreement (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); provided, however, that if and to the extent that Executive becomes entitled to any amounts payable under Section 4(a)(i) and (ii) of this Agreement, such payments and benefits shall be in lieu of any severance payments or benefits otherwise payable to Executive or his dependents under the Adams Respiratory Therapeutics, Inc. Severance Pay Plan or any other severance pay arrangement maintained by the Company.
          (b) Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Protection Period, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Annual Base Salary through the Date of Termination, any accrued vacation pay to the extent not theretofore paid, and the timely payment or provision of Other Benefits. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 4(b) shall include without limitation, and Executive or Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death or disability, if any, as are applicable to Executive on the Date of Termination.
          (c) Cause; Other than for Good Reason. If Executive’s employment shall be terminated for Cause during the Protection Period, or if Executive voluntarily terminates employment during the Protection Period (excluding a resignation for Good Reason), this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive his Annual Base Salary and accrued unpaid vacation pay through the Date of Termination and any Other Benefits, in each case to the extent theretofore unpaid.
          (d) Expiration of Protection Period. If Executive’s employment is terminated by the Company (other than for Cause) in conjunction with the normal expiration of the Protection Period, such termination shall be deemed a termination without Cause for purposes of this Agreement. However, the expiration of this Agreement due to the normal expiration of the Protection Period shall not of itself serve as termination of Executive’s employment. If Executive’s employment does not terminate at the end of the Protection Period, Executive will serve as an employee at will thereafter unless and until an agreement has been entered into to evidence the terms of his employment.
     5. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company or its affiliated companies and for which Executive may qualify, except as specifically provided herein. Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.
     6. Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as explicitly provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.
     7. Enforcement.
          (a) Arbitration. Any claim or dispute arising under or relating to this Agreement or the breach, termination, or validity of any term of this Agreement shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies; provided, however, that nothing in this Section 7 shall prohibit the Company from exercising its right under Section 9 to pursue injunctive remedies with respect to a breach or threatened breach of the Restrictive Covenants. The arbitration shall be conducted in the State of New Jersey in accordance with the Employment Dispute Rules of the American Arbitration Association (“AAA”) and the Federal Arbitration Act, 9 U.S.C. §1, et. seq., without application of any supplementary rules promulgated by the AAA. Judgment may be entered on the arbitrators’ award in any court having jurisdiction over the parties and each party consents to the jurisdiction of the court of the State of New Jersey for such purpose. By this provision it is the intent of each party to waive any right to a jury trial on any dispute or controversy arising under or in conjunction with this Agreement.
          (b) Cost of Enforcement. The Company shall reimburse Executive, on a current basis, for all reasonable legal fees and related expenses incurred by Executive in connection with this Agreement, including without limitation, all such fees and expenses, if any, incurred (i) by Executive in contesting or disputing any termination of Executive’s employment, or (ii) Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement, provided, in each case, that Executives is successful on at least one material issue raised in such contest, dispute or enforcement proceeding. In addition, Executive shall be entitled to be paid all reasonable legal fees and expenses, if any, incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) to any payment or benefit hereunder. All such payments shall be made within 10 business days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.
     8. Certain Additional Payments by the Company.
          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
          Notwithstanding the foregoing provisions of this Section 8(a), if the Parachute Value (as defined below) of all Payments does not exceed 110% of Executive’s Safe Harbor Amount (as defined below), then the Company shall not pay Executive a Gross-Up Payment, and the Payments due under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount; provided, that if even after all Payments due under this Agreement are reduced to zero, the Parachute Value of all Payments would still exceed the Safe Harbor Amount, then no reduction of any Payments shall be made and the Gross -Up Payment shall be made. The reduction of the Payments due hereunder, if applicable, shall be made by first reducing the Severance Payment under Section 4(a)(i), unless an alternative method of reduction is elected by Executive, and in any event shall be made in such a manner as to maximize the economic present value of all Payments actually made to Executive, determined by the Accounting Firm (as defined in Section 8(b) below) as of the date of the change of control for purposes of Section 280G of the Code using the discount rate required by Section 280G(d)(4) of the Code. For purposes of this Section 8, the “Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. For purposes of this Section 8, Executive’s “Safe Harbor Amount” means one dollar less than three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code.
          (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by the Company’s independent auditing firm or such other certified public accounting firm as may be designated by Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days after the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall-be paid by the Company to Executive within five business days after the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, but no later than December 31 of the year after the year in which Executive remits the Excise Tax.
          (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,
               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
               (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 8(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that- Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     9. Restrictions on Conduct of Executive.
          (a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 9 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that Executive has received good and valuable consideration for the post-employment restrictions set forth in this Section 9 in the form of the compensation and benefits provided for herein. Executive hereby further acknowledges that the post-employment restrictions set forth in this Section 9 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement.
          Therefore, Executive shall be subject to the restrictions set forth in this Section 9.
          (b) Definitions. The following capitalized terms used in this Section 9 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:
          “Competitive Position” means any employment or consulting arrangement with a Competitor in which Executive has duties for such Competitor that involve Competitive Services and that are the same or substantially similar to those services actually performed by Executive for the Company;
          “Competitive Services” means the research and development, or manufacture, of respiratory pharmaceuticals.
          “Competitor” means any Person engaged, wholly or in part, in Competitive Services.
          “Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; customer files, data and financial information, details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.
          “Determination Date” means the Date of Termination or any earlier date (during the Protection Period) of an alleged breach of the Restrictive Covenants by Executive.
          “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.
          “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.
          “Protected Customers” means any Person to whom the Company has sold its products or services or solicited to sell its products or services, other than through general advertising targeted at consumers, during the 12 months prior to the Determination Date.
          “Protected Employees” means employees of the Company who were employed by the Company or its affiliates at any time within six months prior to the Determination Date, other than those who were discharged by the Company or such affiliated employer without cause.
          “Restricted Period” means the Protection Period plus 12 months.
          “Restricted Territory” means the United States of America.
          “Restrictive Covenants” means the restrictive covenants contained in Section 9(c) hereof.
          “Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under the common law or statutory law of the State of New Jersey.
          (c) Restrictive Covenants.
               (i) Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that, throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly, for himself or for others, without the prior written consent of the Company: (A) reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information or Trade Secret, or (B) use or make use of any Confidential Information or Trade Secret in connection with any business activity other than that of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.
               Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information or any Trade Secret that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.
               Executive acknowledges that any and all Confidential Information and Trade Secrets are the exclusive property of the Company and agrees to deliver to the Company on the Date of Termination, or at any other time the Company may request in writing, any and all Confidential Information and Trade Secrets which he may then possess or have under his control in whatever form same may exist, including, but not by way of limitation, hard copy files, soft copy files, computer disks, and all copies thereof.
               (ii) Nondisparagment. Executive hereby agrees that, throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not disparage, criticize or otherwise publish or communicate any statements or opinions that are derogatory to or could otherwise harm the business or reputation of the Company. Anything herein to the contrary notwithstanding, Executive shall not be restricted from making any factual statement that is required to be disclosed by law, subpoena, court order or other legal process.
               (iii) Nonsolicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its

Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that during the Restricted Period, Executive shall not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his employment relationship with the Company or to enter into employment with any other Person.
               (iv) Restriction on Relationships with Protected Customers. Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Executive had Material Contact on the Company’s behalf during the 12 months immediately preceding the Date of Termination; and, provided further, that the prohibition of this covenant shall not apply to the conduct of general advertising activities. For purposes of this Agreement, Executive had “Material Contact” with a Protected Customer if (a) he had business dealings with the Protected Customer on the Company’s behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the customer as a result of his association with the Company.
               (v) Noncompetition with the Company. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder, Executive hereby agrees that, during the Restricted Period, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor. Executive acknowledges that in the performance of his duties for the Company he is charged with operating on the Company’s behalf throughout the Restricted Territory and he hereby acknowledges, therefore, that the Restricted Territory is reasonable.
          (d) Enforcement of Restrictive Covenants.
               (i) Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court or tribunal of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.
               (ii) Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.
     10. Successors.
          (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     11. Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

          (a) if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service; and
          (b) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.
          In the case of any such delayed payment, the Company shall pay interest on the deferred amount at 100% of the short-term applicable federal rate as in effect for the month in which the Date of Termination occurred. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.
     12. Miscellaneous.
          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to principles of conflict of laws.
          (b) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
          (c) Amendments. This Agreement may be amended or modified by the Company at any time prior to the occurrence of a Change in Control without the consent of Executive; provided, however, that no such amendment or modification shall be effective if a Change in Control occurs within one year after such amendment.
          (d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	________________________
________________________
________________________

If to the Company:	Adams Respiratory Therapeutics, Inc.
4 Mill Ridge Lane
Chester, New Jersey 07930
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
          (e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (f) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (g) Waivers. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
          (h) Status Before and After Change in Control Date. Executive and the Company are parties to that certain Executive Employment Agreement dated as of August 11, 2003 (the “Prior Agreement”). Except as may otherwise be provided under the Prior Agreement or any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and, subject to Section 1(a) hereof, Executive’s employment and/or this Agreement may be terminated by either Executive or the Company at any time prior to the Change in Control Date, in which case Executive shall have no further rights under this Agreement. From and after the Change in Control Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including without limitation the Prior Agreement or any other employment agreement between the Company and the Executive.
     IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ADAMS RESPIRATORY THERAPEUTICS, INC.
By:

EXHIBIT A
RELEASE AGREEMENT
     This Release Agreement (this “Release”) is made this ___ day of ___, 20___, by and between Adams Respiratory Therapeutics, Inc. (the “Company”) and ___ (“Executive”).
     Executive and the Company entered into an Change in Control Agreement dated ___, 2007 (the “Change in Control Agreement”). The Change in Control Agreement requires that as a condition to the Company’s obligation to pay payments and benefits under the Change in Control Agreement (the “Severance Benefits”), Executive must provide a release and agree to certain other conditions as provided herein.
     NOW, THEREFORE, the parties agree as follows:
     1. Executive has been offered twenty-one (21) days from receipt of this Release Agreement within which to consider this Release Agreement. The effective date of this Release Agreement shall be eight (8) days after the date on which Executive signs this Release Agreement (the “Effective Date”). For a period of seven (7) days following Executive’s execution of this Release Agreement, Executive may revoke this Release Agreement, and this Release Agreement shall not become effective or enforceable until such seven (7) day period has expired. Executive must communicate the desire to revoke this Release Agreement in writing. Executive understands that he may sign this Release Agreement at any time before the expiration of the twenty-one (21) day review period. To the degree Executive chooses not to wait twenty-one (21) days to execute this Release Agreement, it is because Executive freely and unilaterally chooses to execute this Release Agreement before that time. Executive’s signing of this Release Agreement triggers the commencement of the seven (7) day revocation period.
     2. In exchange for Executive’s execution of this Release Agreement and in full and complete settlement of any and all claims, the Company will provide Executive with the Severance Benefits.
     3. Executive acknowledges and agrees that this Release Agreement is in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that this releases set forth in this Release Agreement shall be applicable, without limitation, to the any claims brought under these acts.
     The releases given by Executive in this Release Agreement is given solely in exchange for the consideration set forth in this Release Agreement and such consideration is in addition to anything of value that Executive was entitled to receive prior to entering into this Release Agreement.
     Executive has been advised to consult an attorney prior to entering into this Release Agreement and this provision of this Release Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Executive be so advised in writing.
     By entering into this Release Agreement, Executive does not waive rights or claims that may arise after the date this Release Agreement is executed.
     4. This Release Agreement shall in no way be construed as an admission by the Company that it has acted wrongfully with respect to Executive or any other person or that Executive has any rights whatsoever against the Company. The Company specifically disclaims any liability to or wrongful acts against Executive or any other person on the part of itself, its employees or its agents.
     5. As a material inducement to the Company to enter into this Release Agreement, Executive hereby irrevocably releases the Company and each of the owners, stockholders, predecessors, successors, directors, officers, employees, representatives, attorneys, affiliates (and agents, directors, officers, employees, representatives and attorneys of such affiliates) of the Company and all persons acting by, through, under or in concert with them (collectively the “Releasees”), from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Employee Retirement Income Security Act (“ERISA”); (3) 42 U.S.C. Section 1981 (discrimination); (4) the Americans with Disabilities Act (disability discrimination); (5) the Equal Pay Act; (6) the Age Discrimination in Employment Act; (7) the Older Workers Benefit Protection Act; (8) Executive Order 11246 (race, color, religion, sex, and national origin discrimination); (9) Executive Order 11141 (age discrimination); (10) Section 503 of the Rehabilitation Act of 1973 (disability); (11) negligence; (12) negligent hiring and/or negligent retention; (13) intentional or negligent infliction of emotional distress or outrage; (14) defamation; (15) interference with employment; (16) wrongful discharge; (17) invasion of privacy; or (18) violation of any other legal or contractual duty arising under the laws of the State of New Jersey or the laws of the United States (“Claim” or “Claims”), which Executive now has, or claims to have, or which Executive at any time heretofore had, or claimed to have, or which Executive at any time hereinafter may have, or claim to have, against each or any of the Releasees, in each case as to acts or omissions by each or any of the Releasees occurring up to and including the Effective Date.
     6. The release in the preceding paragraph of this Release Agreement does not apply to (a) all benefits and awards (including without limitation cash and stock components) which pursuant to the terms of any compensation or benefit plans, programs, or agreements of the Company are earned or become payable, but which have not yet been paid, and (b) pay for accrued but unused vacation that the Company is legally obligated to pay Executive, if any, and only if the Company is so obligated, (c) unreimbursed business expenses for which Executive is entitled to reimbursement under the Company’s policies, and (d) any rights to indemnification that Executive has from the Company or under any directors and officers or other insurance policy the Company maintains.
     7. Executive will cooperate with the Company and its affiliates if the Company requests Executive’s testimony. To the extent practicable and within the control of the Company, the Company will use reasonable efforts to schedule the timing of Executive’s participation in any such witness activities in a reasonable manner to take into account Executive’s then current employment, and will pay the reasonable documented out-of-pocket expenses that the Company pre-approves and that Executive incurs for travel required by the Company with respect to those activities.
     8. Executive agrees not to disclose the existence or terms of this Release Agreement or the Change in Control Agreement to anyone. However, Executive may disclose them to a member of his immediate family or legal or financial advisors if necessary and on the condition that the family member or advisor similarly does not disclose these terms to anyone. Executive understands that he will be responsible for any disclosure by a family member or advisor as if he had disclosed it himself. This restriction does not prohibit Executive’s disclosure of this Release Agreement or its terms to the extent necessary during a legal action to enforce this Release Agreement or to the extent Executive is legally compelled to make a disclosure. However, Executive will notify the Company promptly upon becoming aware of that legal necessity and provide it with reasonable details of that legal necessity.
     9. Executive has not filed or caused to be filed any lawsuit, complaint or charge with respect to any Claim he releases in this Release Agreement. Executive promises never to file or pursue a lawsuit, complaint or charge based on any Claim released by this Release Agreement, except for an administrative charge and except that Executive may participate in an investigation or proceeding conducted by an agency of the United States Government or of any state. Executive also has not assigned or transferred any claim he is releasing, nor has he purported to do so.
     10. Executive acknowledges that if Executive breaches any of the conditions set forth herein or in Article 11 of the Change in Control Agreement, Executive shall not be entitled to any of the Severance Benefits, and shall be obligated to return to Company upon demand an amount equal to all Severance Benefits that Executive has received, and reimburse Company for any legal fees incurred in connection with the breach or enforcement of these provisions, but this shall not limit any other remedies available to the Company.

     11. The Company and Executive agree that the terms of this Release Agreement shall be final and binding and that this Release Agreement shall be interpreted, enforced and governed under the laws of the State of New Jersey. The provisions of this Release Agreement can be severed, and if any part of this Release Agreement is found to be unenforceable, the remainder of this Release Agreement will continue to be valid and effective.
     12. This Release Agreement, together with the Change in Control Agreement, sets forth the entire agreement between the Company and Executive pertaining to the subject matter hereof, and fully supersedes any and all prior agreements or understandings, written and/or oral, between the Company and Executive pertaining to the subject matter of this Release Agreement and the Change in Control Agreement.
     Executive’s signature below indicates Executive’s understanding and agreement with all of the terms in this Release Agreement.
     Executive should take this Release Agreement home and carefully consider all of its provisions before signing it. Executive may take up to twenty-one (21) days to decide whether he wants to accept and sign this Release Agreement. Also, if Executive signs this Release Agreement, Executive will then have an additional seven (7) days in which to revoke his acceptance of this Release Agreement after Executive has signed it. This Release Agreement will not be effective or enforceable, nor will any consideration be paid, until after the seven (7) day revocation period has expired. Again, Executive is free and encouraged to discuss the contents and advisability of signing this Release Agreement with an attorney of Executive’s choosing.
     Executive should read carefully. This Release Agreement includes a release of all known and unknown claims. Executive is strongly advised to consult with an attorney before executing this document.
     IN WITNESS WHEREOF, Executive and the Company have executed this Release Agreement effective as of the date first written above.

EXECUTIVE

Date Signed

ADAMS RESPIRATORY THERAPEUTICS, INC.
By:
Title: